EXHIBIT 4.9(b)

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED TRANSFER AND SERVICING AGREEMENT

FIRST AMENDMENT TO THE AMENDED AND RESTATED TRANSFER AND SERVICING AGREEMENT, dated as of May 10, 2005 (this “Amendment”), by and among CHASE BANK USA, NATIONAL ASSOCIATION (formerly known as Chase Manhattan Bank USA, National Association and successor to Bank One, Delaware, National Association, the “Bank”), CHASE ISSUANCE TRUST, a statutory business trust organized under the laws of the State of Delaware (the “Issuer”), having its principal office at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1600, Attention: Corporate Trust Administration, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Indenture Trustee (the “Indenture Trustee”) and Collateral Agent (the “Collateral Agent”).

WHEREAS, First USA Bank, National Association, predecessor to the Bank (the “Original Bank”), Bank One Issuance Trust, predecessor to the Issuer (the “Original Issuer”), and Wells Fargo Minnesota Bank, National Association, predecessor to the Indenture Trustee (the “Original Indenture Trustee”) and Collateral Agent (the “Original Collateral Agent”) have heretofore executed and delivered a Transfer and Servicing Agreement, dated as of May 1, 2002 (as amended and supplemented or otherwise modified through the date hereof, including by the Assumption Agreement, dated as of October 1, 2004, by Chase Manhattan Bank USA, National Association, a national banking association, as successor Transferor, Servicer and Administrator, in favor of and for the benefit of the Issuer, the Indenture Trustee and the Collateral Agent, the “Original Transfer and Servicing Agreement”);

WHEREAS, Chase Manhattan Bank USA, National Association, predecessor to the Bank, the Issuer and the Indenture Trustee and Collateral Agent have heretofore executed and delivered an Amended and Restated Transfer and Servicing Agreement, dated as of October 15, 2004 (the “Agreement”);

WHEREAS, Section 12.01(a) of the Agreement provides that the Agreement may be amended by the Servicer, the Transferor, the Administrator and the Issuer, by a written instrument signed by each of them, without the consent of any of the Noteholders; provided that (i) the Transferor shall have delivered to the Indenture Trustee and the Owner Trustee an Officer’s Certificate, dated the date of any such amendment, stating that the Transferor reasonably believes that such amendment will not have an Adverse Effect and (ii) the Note Rating Agency Condition shall have been satisfied;

WHEREAS, each of the Indenture Trustee and the Owner Trustee has received (i) from the Transferor an Officer’s Certificate stating that the Transferor reasonably believes the Amendment will not have an Adverse Effect and (ii) from each Note Rating Agency, with respect to any Series, Class or Tranche of Notes, the written confirmation that this Amendment will not result in the withdrawal or downgrade by such Note Rating Agency of the rating of the Notes of any Series, Class or Tranche currently in effect; and

WHEREAS, all other conditions precedent to the execution of this Amendment have been complied with;

NOW, THEREFORE, the Bank, the Issuer and the Indenture Trustee and Collateral Agent are executing and delivering this Amendment in order to amend the provisions of the Agreement in the manner set forth below.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement, or if not therein, the Indenture.

SECTION 1. Amendment to Section 2.13(b)(v). Section 2.13(b)(v) of the Agreement is hereby amended to read in its entirety as follows:

(v) on or before the tenth Business Day prior to the Removal Date, each Note Rating Agency shall have received notice from the Servicer of such proposed removal of the Receivables of such Accounts and, if such removal is pursuant to subclause (ii)(z) above, the Note Rating Agency Condition shall have been satisfied; and

SECTION 2. Ratification of the Agreement. As amended by this Amendment, the Agreement is in all respects ratified and confirmed, and the Agreement, as so amended by this Amendment shall be read, taken and construed as one and the same instrument.

SECTION 3. Severability. If any one or more of the covenants, agreements, provisions or terms or portions thereof of this Amendment shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms or portions thereof shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms or portions of this Amendment.

SECTION 4. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

SECTION 5. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES UNDER THIS AMENDMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

CHASE BANK USA,
NATIONAL ASSOCIATION, as Transferor, Servicer and Administrator

By:	/s/ Keith W. Schuck
Name:	Keith W. Schuck
Title:	President

CHASE ISSUANCE TRUST, as Issuer

By:	WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as Owner Trustee on behalf of the Issuer

By:	/s/ Michele C. Harra
Name:	Michele C. Harra
Title:	Financial Services Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Indenture Trustee and Collateral Agent

By:	/s/ Cheryl Zimmerman
Name:	Cheryl Zimmerman
Title:	Assistant Vice President

Acknowledged and Accepted:

WILMINGTON TRUST COMPANY,

not in its individual capacity but

solely as Owner Trustee

By:	/s/ Michele C. Harra
Name:	Michele C. Harra
Title:	Financial Services Officer